Exhibit 2

BOARD OBSERVER AGREEMENT

THIS BOARD OBSERVER AGREEMENT (this “Agreement”) is made as of October 17, 2018 (the “Effective Date”), between MARKER THERAPEUTICS, INC., a Delaware corporation formerly known as TapImmune Inc., a Nevada corporation (the “Company”), and AISLING CAPITAL IV, LP (the “Shareholder”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 3 hereof.

WHEREAS, effective as of the Effective Date, the Shareholder has purchased 2,000,000 shares of common stock, par value, $0.001 per share, of the Company (“Common Stock”) in a private placement of the Company with a group of institutional investors for an aggregate of 17,500,000 shares of Common Stock; and

WHEREAS, the Company has agreed to permit the Shareholder, for so long as the Shareholder Beneficially Owns at least 1,400,000 shares of Common Stock, par value, $0.001 per share, of the Company (the “Company Shares”), to have the right to designate one person as a board observer to the board of directors of the Company (the “Board”), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Board Observer.

(a) Subject to the terms and conditions of this Agreement, from and after the Effective Date and until a Termination Event (as defined below) shall have occurred, the Shareholder shall have the right, effective immediately, to designate one person to be appointed as a board observer (“Board Observer”). The Shareholder shall exercise these rights, in its sole discretion, from time to time by providing written notice to the Company. Steven A. Elms is hereby designated by the Shareholder to serve as a Board Observer, effective as of the Effective Date.

(b) The Board Observer shall have the right to attend and participate in all meetings of the Board in a non-voting capacity, and the Company shall provide such Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board, provided, however, that if the Board Observer does not, upon the written request of the Company, before attending any meetings of the Board, execute and deliver to the Company an agreement to abide by all Company policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to the Company, the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons. The Shareholder may revoke the designation of any person as the Board Observer at any time upon written notice to the Company after which the Shareholder shall be entitled to designate a replacement Board Observer.

(c) The Board Observer shall serve under the terms of the Board Observer and Indemnification Agreement attached hereto as Exhibit 1 with such changes as may be agreed upon by the Company and the Board Observer.

(d) The Company shall pay the reasonable, documented out-of-pocket expenses incurred by the Board Observer in connection with his or her services provided to or on behalf of the Company, including attending meetings (including committee meetings) or events attended on behalf of the Company at the Company’s request.

(e) The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as the Board Observer serves in such capacity, maintain such coverage with respect to the Board Observer.

Section 2. Termination. Notwithstanding anything to the contrary contained herein, upon (i) a Change of Control Transaction, or (ii) the Shareholder (together with its Affiliates and permitted assignees) ceases to Beneficially Own less than 1,400,000 Company Shares (“Termination Event”), then this Agreement shall expire and terminate automatically; provided, however, that Sections 1(d), 10 and 11 shall survive the termination of this Agreement.

Section 3. Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in the recitals.

“Board Observer” has the meaning set forth in Section 1(a).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Change of Control Transaction” means a merger, consolidation or other similar transaction or series of transactions to which the Company is a party, regardless of whether the Company is the surviving Person in such transaction, pursuant to which the holders of shares of Common Stock immediately prior to such transaction (including for this purpose the Shares issuable on conversion of notes and exercise of options and warrants ) represent less than 50% of the shares of Common Stock outstanding immediately following such transaction.

“Common Stock” has the meaning set forth in the recitals.

“Company Shares” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Charter” means the Company’s Certificate of Incorporation, as in effect at the Effective Date, as the same may be amended from time to time.

“Effective Date” has the meaning set forth in the preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Shareholder” has the meaning set forth in the preamble.

“Termination Event” has the meaning set forth in Section 3.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Company Shares.

Section 4. Assignment; Benefit of Parties; Transfer. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of the Shareholder. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 5. Remedies. The Company and the Shareholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages may not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Shareholder shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 6. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company and the Shareholder at the addresses set forth below. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

(a)	If to the Company:

Marker Therapeutics, Inc.

5 W. Forsyth Street, Suite 200

Jacksonville FL 32202

Attention: CEO

with a copy to:

Seyfarth Shaw LLP

700 Milam, Suite 1400

Houston TX 77002

Attention: Paul Pryzant

(b)	If to the Shareholder:

Mr. Steven A. Elms, Managing Partner

Aisling Capital IV, LP

888 Seventh Avenue, 12th Floor

New York, NY 10106

Section 7. Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Shares as so changed.

Section 8. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

Section 9. Further Assurances. Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 10. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 11. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 12. Mutual Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THE PARTIES HERETO RELATING TO THIS AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 13. Complete Agreement; Inconsistent Agreements. This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby and supersedes any prior agreements or understandings between the parties.

Section 14. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 15. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Shareholder unless such modification is approved in writing by the Company and the Shareholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

Company:

Marker Therapeutics, Inc. (f/k/a TapImmune Inc.)

By:
Peter Hoang, CEO

Signature Page to Board Observer Agreement - Aisling Capital

Shareholder:

Aisling Capital IV, LP
By: , as General Partner

By:
Name:
Title:

Signature Page to Board Observer Agreement - Aisling Capital